Exhibit 99.1

Contact: William J. Dawson VP, Finance & Chief Financial Officer Cerus Corporation (925) 288-6053	Jason Spark Porter Novelli Life Science (619) 849-6005

CERUS CORPORATION ANNOUNCES FIRST QUARTER

FINANCIAL RESULTS

CONCORD, CA, MAY 1, 2008 - Cerus Corporation (NASDAQ: CERS) today announced financial results for the first quarter ended March 31, 2008.

Product revenue for the INTERCEPT Blood System increased to $4.9 million during the first quarter of 2008, up from $1.2 million during the first quarter of 2007 and $2.4 million in the fourth quarter of 2007. This increase was largely driven by an increase in unit sales of consumable platelet system kits and illuminators. Total revenue for the first quarter of 2008 was $5.0 million, up from $2.3 million for the first quarter of 2007, driven by increased product sales and offset by lower government grant revenue. Total operating expenses for the first quarter of 2008 were $9.9 million, up from $8.6 million for the same period in 2007. The increase in operating expenses was due primarily to planned expansion of our sales and marketing operations to support commercialization of the INTERCEPT Blood System.

Net loss for the first quarter of 2008 was $5.3 million, or $0.16 per share, compared to a net loss of $6.8 million, or $0.21 per share, for the first quarter of 2007.

At March 31, 2008, the Company had cash, cash equivalents and short-term investments of $46.7 million. The Company consumed $10.1 million during the first quarter, of which $6.1 million was attributable to increased investment in working capital.

“With sales up significantly from last year, I am very pleased with our overall performance during the quarter,” said Claes Glassell, president and CEO of Cerus Corporation. “We expect to see continued momentum this year for adoption of pathogen inactivation and are excited about the commercial opportunities we are targeting.”

RECENT HIGHLIGHTS

•	Product sales in the first quarter of 2008 increased by more than 300% from the first quarter of 2007;

•	Cerus promoted Laurence M. Corash, M.D., to Senior Vice President and Chief Medical Officer;

•	Cerus appointed Carol A. Moore as Vice President, Regulatory Affairs and Quality; and

•	Cerus received a label expansion for use of platelets and plasma treated with the INTERCEPT Blood System to prevent transfusion-associated graft-vs.-host disease.

QUARTERLY CONFERENCE CALL

The Company has scheduled its quarterly conference call for 4:30 p.m. Eastern time today. To access the webcast via the internet, log on to www.cerus.com. Please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software downloads. Alternatively, you may access the live conference call by dialing 877-407-0782 (U.S.) or 201-689-8567 (International). A telephone and webcast replay will be available approximately two hours after the call through 11:59 p.m. EDT, May 8, 2008. To access the replay, please call 877-660-6853 (U.S.) or 201-612-7415 (International) and enter account number 286 and conference ID number 282175. The webcast will be archived on www.cerus.com.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT Blood System is designed to inactivate blood-borne pathogens in donated blood components intended for transfusion. Cerus currently markets the INTERCEPT Blood System for both platelets and plasma in Europe and the Middle East. The Company is also pursuing regulatory approvals in the United States and other countries. The INTERCEPT red blood cell system is currently in clinical development.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

Except for the historical statements contained herein, this press release contains forward-looking statements concerning the Company’s prospects and results, including that the Company’s expectations regarding continued momentum for adoption of pathogen inactivation. Because the Company’s forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, risks and uncertainties that physicians and patients may not accept blood products treated by the Company’s pathogen inactivation products and the risks and uncertainties disclosed from time to time in reports filed by the Company with the SEC, including most recently the Company’s Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on February 27, 2008. The Company disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

Financial Tables Attached

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED

STATEMENTS OF OPERATIONS

(In thousands except per share information)

	Three Months Ended March 31,
	2008	2007
Revenue
Product revenue	$4,852	$1,187
Government grant and cooperative agreements	117	1,064

Total Revenue	4,969	2,251

Cost of product revenue	1,714	824

Gross profit	3,255	1,427
Operating expenses
Research and development	3,076	3,266
Selling, general and administrative	6,809	5,322

Total operating expenses	9,885	8,588

Loss from operations	(6,630)	(7,161)
Interest income and other, net	1,338	1,088

Net loss from continuing operations	(5,292)	(6,073)

Discontinued operations:
Loss from discontinued operations	—	(735)

Net loss from discontinued operations	—	(735)

Net loss	$(5,292)	$(6,808)

Net loss per share:
Net loss from continuing operations per share – basic and diluted	$(0.16)	$(0.19)
Net loss from discontinued operations per share – basic and diluted	$—	$(0.02)
Net loss per share – basic and diluted	$(0.16)	$(0.21)
Weighted average common shares outstanding used for basic and diluted loss per share
Basic	32,210	31,760
Diluted	32,210	31,760

CERUS CORPORATION

CONDENSED CONSOLIDATED UNAUDITED

BALANCE SHEETS

(In thousands)

	March 31, 2008	December 31, 2007
Cash, cash equivalents, and short-term investments	$46,714	$56,850
Accounts receivable and other current assets	9,148	9,990
Inventories	9,523	7,062
Property and equipment, net	1,695	1,322
Other assets	2,940	2,985

Total Assets	$70,020	$78,209

Accounts payable and accrued liabilities	$13,473	$16,786
Deferred revenue	289	1,504
Other current liabilities	24	30
Other long-term liabilities	226	2

Total liabilities	14,012	18,322

Stockholders’ equity	56,008	59,887

Total liabilities and stockholders’ equity	$70,020	$78,209

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